Exhibit (a)(1)(x)

[Form of Notice to Employees on Relocation Assignment Outside Israel]

Dear [Employee],

VeriFone Holdings, Inc. (the “Company”) is offering eligible employees and consultants the opportunity to voluntarily exchange their outstanding stock options with an exercise price equal to or greater than $16.25 and granted on or before October 7, 2008 (the “Old Options”), for a lesser number of replacement stock options. Certain or all of these Old Options were granted to you while you were employed by the Company’s subsidiary in Israel and are subject to tax in Israel under the capital gains route of section 102 of the Israeli Income Tax Ordinance (the “Capital Gains Route”).

Since you are currently not employed by an Israeli subsidiary of the Company, if you elect to participate in the exchange offer and receive the replacement options in exchange for the Old Options, the replacement options will not be subject to the Capital Gains Route and furthermore, the exchange will be considered a tax event in Israel and you will be subject to Israeli tax upon the exchange (the “Israeli Tax”). The Israeli Tax will be determined based on the value of the replacement options calculated using the Black Scholes option valuation model.

If you elect to participate in the exchange offer, you will be required to provide the Company with the Tax from your own resources, prior to the close of the offer to exchange, and as a condition of the exchange.

Please refer to the documents provided to you in relation to the offer to exchange for additional information regarding the offer, including general information of the tax implications of the exchange in Israel and the country where you are currently employed.

Nothing in this letter shall be construed as a recommendation as to whether you should elect to exchange or refrain from exchanging your Old Options. Participation in this offer to exchange is voluntary. No one from the Company is, or will be, authorized to provide you with advice or recommendations as to your participation in the offer to exchange. You are strongly advised to seek appropriate professional advice to assist you in determining if you should exchange your Old Options.

Sincerely,

VeriFone Holdings Inc.

/s/

By:

Title: